Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment to Registration Statement No. 333-153655 of our report dated November 30, 2005 relating to the consolidation financial statements of Murray International Metals Limited and Subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the differences between accounting principles generally accepted in the United Kingdom and accounting principles generally accepted in the United States of America) appearing in this Prospectus, which is part of the Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Edinburgh, United Kingdom

December 12, 2008